Exhibit 99.1

For Information Contact:

Matt Hayden

Hayden Communications

(858) 456-4533

matt@haydenir.com

Home Page: http://www. iteris.com

For Release at 1:05 p.m., PST 02/02/05

Iteris, Inc. Reports Fiscal Third Quarter Results

Anaheim, California — February 02, 2005 – Iteris, Inc. (AMEX: ITI), a leading provider of traffic optimization and safety technology products and services, today reported financial results for the fiscal third quarter and the nine-month period ended December 31, 2004.

For the third quarter ended December 31, 2004, Iteris, Inc. (the Company) reported net sales and contract revenues of $11.7 million, an increase of 5.3% compared to net sales and contract revenues of $11.1 million in the third quarter of the prior fiscal year. The increase in net sales and contract revenues was primarily driven by sales of Vantage video detection products in addition to product sales, technology access fee revenue and contract engineering revenues related to AutoVue products. Sales of Vantage video detection products increased 22.7% compared to the third quarter of the prior fiscal year. Product sales, technology access fee revenue and contract engineering revenues related to AutoVue products increased 43.5% compared to the third quarter of the prior fiscal year reflecting increased product sales to European and North American truck manufacturers and increased passenger car development activities with strategic partner Valeo Schalter und Sensoren GmbH. Contract revenues declined by 20.1% to $4.1 million in the current quarter from $5.2 million in the third quarter of the prior fiscal year.

Management believes the decrease in contract revenues was largely due to delays in passing the Federal Highway Bill and budgetary issues within certain local government agencies.

The operating loss in the current quarter included several charges related to the October 22, 2004, step-acquisition and merger of the Iteris, Inc. subsidiary. These charges included a non-cash, stock-based compensation charge of $11.5 million related to the Company’s assumption in the merger of the outstanding stock options to purchase common stock of the Iteris, Inc. subsidiary and $807,000 in charges for severance and related costs payable to the Company’s former CEO. The severance and related costs are included in selling, general and administrative expense in the Company’s statement of operations. Additionally, the Company recorded a $422,000 non-cash charge related to the disposal of certain of the Company’s fixed assets that were determined to no longer provide benefit to the Company’s on-going operations. As a result of these merger-related and other charges, the Company reported an operating loss of $12.0 million for the three-month period ended December 31, 2004 as compared to operating income of $371,000 in the third quarter of the prior fiscal year. Excluding merger related and other non-cash charges, operating income would have been $750,000 for the three-month period ended December 31, 2004. A table is attached to this release to reconcile the Company’s operating income (loss) as calculated and presented in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) to pro forma non-GAAP operating income for all periods presented to better reflect the Company’s operations exclusive of charges related to the merger and acquisition of the Iteris, Inc. subsidiary and other non-cash charges.

Jack Johnson, chief executive officer, commented, “In the third quarter we experienced 27.4% aggregate top line growth over the prior year period in our two product business segments, Vantage and AutoVue, and excluding the non-cash merger related and other charges in the third quarter, we continue to operate at a profitable level. We continued to grow Vantage and AutoVue market share, and our AutoVue lane departure warning (LDW) system is being evaluated for use in busses, trucks and additional passenger vehicles. We continue to await passage of the Federal Highway Bill, which is expected by mid-year, as we believe this will stimulate the market for our consulting services. In the meantime, year-to-date signed contracts and current backlog for systems consulting services are $15.0 million and $13.1 million, respectively, as of December 31, 2004.”

On October 22, 2004, the Iteris, Inc. subsidiary was merged into the Company completing the merger and acquisition of the subsidiary, which began in May 2004. Concurrent with the merger, the Company converted all of its outstanding Class B common stock into 1.1 shares of its Class A common stock resulting in a simplified capital structure with only one class of common stock outstanding. As of December 31, 2004, the Company had 28.3 million shares of common stock outstanding and total stockholders’ equity of $18.8 million. The $11.5 million non-cash stock-based compensation charge recorded in the current quarter had no impact on the Company’s net stockholders’ equity. The Company completed the quarter with $17,000 in cash and $450,000 borrowed against its $5.0 million line of credit.

Recent Operational Highlights included:

•                  On November 30, 2004, Iteris announced that a modified version of its LDW system is now available on buses and coaches throughout Europe. European bus manufacturers EvoBus GmbH, Mercedes-Benz Omnibusse and MAN Busse have independently announced that they will be offering the Iteris LDW system in future vehicles utilized for long haul travel.

•                  Sales of Vantage Video Detection systems continued to be strong achieving 22.7% sales growth in the quarter compared to the third quarter of our last fiscal year and 14.9% growth for the nine-months ended December 31, 2004, compared to the same period of the prior fiscal year.

•                  AutoVue LDW systems sales increased 52.6% in the heavy truck market in the quarter compared to the third quarter of our last fiscal year and are up 73.3% for the nine-months ended December 31, 2004, compared to the same period of the prior fiscal year.

•                  On November 22, 2004, the Company announced that Maverick Transportation, Inc., a logistics and transportation company headquartered in Little Rock, Arkansas, plans to install Iteris’ LDW system on its national fleet of 1000 trucks beginning in December of this year and expects to have its fleet fully outfitted within one year.

•                  Testing of LDW continues with 22 heavy truck fleets, representing potentially 47,000 vehicles.

•                  Approximately $3.9 million in new systems consulting contracts were signed during the quarter ended December 31, 2004, and year-to-date signed contracts was $15.0 million. Backlog at the end of the current quarter was $13.1 million.

Conference Call Information

Management will conduct a conference call to discuss the operating results on Wednesday, February 2, 2005, at 1:30 p.m., PST. Interested parties can access the call by dialing 1-617-786-2961 or by visiting the investor relations section on www.iteris.com. A replay of the webcast will be available for 30 days.

About Iteris, Inc.

Iteris, Inc., formerly known as Iteris Holdings, Inc., is a leading provider of outdoor machine vision systems and sensors that enhance driver safety and optimize the flow of traffic. Iteris, Inc. has combined outdoor image processing, traffic engineering and information technology to offer a broad range of transportation and safety solutions. Iteris, Inc. is headquartered in Anaheim, California. Investors are encouraged to contact us at (714) 774-5000 or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, the impact and timing of the adoption of the Federal Highway Bill, related budgetary constraints, and our future performance and operating results, and are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, political agendas and the availability for funding for government contracts, our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; our customers’ ability to obtain market acceptance of the products that incorporate our technologies; the potential unforeseen impact of product offerings from competitors and other competitive pressures; the effectiveness of our cost and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including the general economic slowdown and volatility in the technology sector, and the possible disruption in government contracting and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004	March 31, 2004
	(unaudited)
ASSETS:
Cash	$17	$2,612
Trade accounts receivable, net	8,308	8,255
Notes receivable from sale of business units	75	125
Costs and estimated earnings in excess of billings on uncompleted contracts	2,175	2,653
Inventory	3,527	3,598
Prepaid expenses	743	323
Deferred tax assets	993	821
Total current assets	15,838	18,387
Property, plant and equipment, net	1,041	1,642
Goodwill	27,814	9,807
Identifiable intangible assets, net	735	—
Other assets	693	215
Total assets	$46,121	$30,051

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$9,370	$9,018
Revolving line of credit	450	—
Total current liabilities	9,820	9,018
Deferred gain on sale of building	807	1,774
Notes payable	4,351	891
Convertible debentures, net	8,945	—
Total liabilities	23,923	11,683
Minority interest	—	17,745
Redeemable common stock	3,414	—
Total stockholders’ equity	18,784	623
Total liabilities and stockholders’ equity	$46,121	$30,051

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
Net sales and contract revenues:

Net sales	$7,576	$5,948	$22,130	$17,608
Contract revenues	4,138	5,180	12,785	16,300
Total net sales and contract revenues	11,714	11,128	34,915	33,908
Costs and expenses:
Cost of sales	4,000	3,137	11,878	9,491
Cost of contract revenues	2,670	3,589	8,349	11,027
Gross profit	5,044	4,402	14,688	13,390
Operating expenses:
Selling, general and administrative	4,002	2,994	10,803	9,754
Research and development	1,055	1,037	2,719	3,044
Stock-based compensation	11,490	—	11,490	—
Disposal of fixed assets	422	—	422	—
Acquired in-process research and development	25	—	140	—
Amortization of intangible assets	44	—	78	—
Total operating expenses	17,038	4,031	25,652	12,798
Operating income (loss)	(11,994)	371	(10,964)	592
Non-operating income (expense):
Other income, net	60	—	1,040	970
Interest expense, net	(298)	(25)	(838)	(92)
Income (loss) from continuing operations before income taxes and minority interest	(12,232)	346	(10,762)	1,470
Income tax benefit (expense)	51	(293)	(24)	(744)
Minority interest in earnings of subsidiary	(52)	(793)	(485)	(2,518)
Loss from continuing operations	(12,233)	(740)	(11,271)	(1,792)
Income from discontinued operations	—	—	—	1,682
Net loss	$(12,233)	$(740)	$(11,271)	$(110)
Basic and diluted loss per share:
Loss from continuing operations	$(0.44)	$(0.04)	$(0.45)	$(0.10)
Income from discontinued operations	—	—	—	0.09
Loss per share	$(0.44)	$(0.04)	$(0.45)	$(0.01)
Shares used in calculating loss per share:
Basic and diluted	27,614	19,942	25,168	17,705

ITERIS, INC.

UNAUDITED RECONCILIATION OF

GAAP OPERATING INCOME (LOSS) TO

PRO FORMA NON-GAAP OPERATING INCOME

(in thousands)

The pro forma non-GAAP adjustments set forth below are based upon our unaudited condensed consolidated statements of operations for the periods shown. These adjustments are not in accordance with, or an alternative for, Accounting Principles Generally Accepted in the United States (“GAAP”).  However, the Company believes pro forma non-GAAP reporting provides meaningful insight into the Company’s ongoing economic performance and therefore uses pro forma non-GAAP reporting internally to assist in evaluating and managing the Company’s operations. The Company has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results, and to illustrate the results of the Company’s ongoing operations exclusive of charges related to the merger and acquisition of the Iteris, Inc. subsidiary and other non-cash charges.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003

GAAP operating income (loss)	$(11,994)	$371	$(10,964)	$592
Add back:
Stock-based compensation expense	11,490	—	11,490	—
Disposal of fixed assets	422	—	422	—
Severance charges	807	—	807	—
Acquired in-process research and development	25	—	140	—
Pro Forma non-GAAP operating income	$750	$371	$1,895	$592